The Allied Defense Group, Inc.
FOR IMMEDIATE RELEASE	For More Information, Contact:
October 1, 2008	Jim Drewitz Investor Relations
830-669-2466

THE ALLIED DEFENSE GROUP, INC. CLOSES SALE OF
GLOBAL MICROWAVE SYSTEMS, INC.

VIENNA, Virginia, October 1, 2008 - The Allied Defense Group, Inc. (AMEX:ADG) announces it has closed the previously announced sale of its California subsidiary, Global Microwave Systems, Inc. to a wholly owned subsidiary of Cobham plc, an international company engaged in the development, delivery and support of advanced aerospace and defense systems for land, sea and air platforms.

Allied Defense Group received $26 million in cash in this transaction.

Major General (Ret) John J. Marcello, President and Chief Executive Officer of The Allied Defense Group said, “GMS has been an important part of our Electronic Security business segment. It has shown meaningful growth since we acquired the business in late 2005. The divestiture of GMS will allow the Company to reduce and repay debt, and focus efforts on its key strengths in the Ammunition market place. The completion of the sale of GMS represents another step in our strategic plan to dispose of non-core assets to reduce and repay our outstanding debt and strengthen our balance sheet. ADG continues to restructure and recapitalize to maximize value for all of our shareholders.”

Houlihan Lokey advised the Allied Defense Group, Inc. in connection with the transaction.

About The Allied Defense Group:
The Allied Defense Group, Inc. is a diversified international defense firm which develops and produces conventional medium caliber ammunition marketed to defense departments worldwide; designs, produces and markers sophisticated microwave security systems. For more information, please visit the Company website: www.allieddefensegroup.com/

Certain statements contained herein are “forward looking” statements as such term is defined in the Private Securities Litigation Reform Act of 1995. Because statements include risks and uncertainties, actual results may differ materially from those expressed or implied and include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission.